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                           THE ASSOCIATED GROUP, INC.


Contacts:   Scott Bruce                     Dick Kosmicki (Media)
            Associated Group                Ken Di Paola (IR)
            (610) 660-4910                  The Dilenschneider Group
                                            (212) 922-0900

FOR IMMEDIATE RELEASE

                             ALEX J. MANDL TO HEAD
                    NEW WIRELESS TELECOMMUNICATIONS VENTURE

                                  ------------

                   AT&T President and Chief Operating Officer
                       To Join Associated Communications

NEW YORK, NY, August 19, 1996 -- The Associated Group, Inc. (NASDAQ: AGRPA, AGRPB) today announced that Alex J. Mandl, AT&T's president and chief operating officer, will become chairman and chief executive officer of Associated Communications, L.L.C. Mandl's appointment is effective September 1, 1996.

     Associated Communications , a new company that will play a leadership role in providing broadband wireless multimedia local services in key U.S. markets, is majority owned by The Associated Group, which is engaged primarily in communications and related services.

     In leaving AT&T, Mandl expressed gratitude for the leadership of AT&T chairman and chief executive officer Robert Allen, and thanked him for the opportunity to participate in the farsighted moves AT&T has made.


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     "Bob Allen has a keen and far-reaching vision, and I am grateful to have had the opportunity to work with him in positioning AT&T to lead the global communications industry into the future," Mandl said. "I will sincerely miss my many friends and colleagues at AT&T. But I cannot resist the challenge of pioneering a very significant telecommunications venture in the new regulatory environment. Associated Communications offers a unique opportunity to succeed personally, professionally and financially on an entirely new level. It's the chance of a lifetime to create a communications company from the group up."

        Associated Communications will manage the networks and markets providing voice, high-speed data, Internet access and video conferencing services. Initial operations are at 18 GHz frequencies in the top 31 metropolitan areas. These networks are designed to provide an integral broadband component of a fully integrated suite of switched and dedicated telecommunications facilities. Initial marketing will be aimed both at the business market for such services, and, ultimately, residential users.


     Myles P. Berkman, chairman, president and chief executive officer of The Associated Group, said: "We are extremely pleased that Alex Mandl has agreed to head this exciting new enterprise. He is a strong organizer who was quick to grasp the tremendous market opportunity that this business represents. Alex provides superb leadership and experience in a world rushing into the 21st century."

     The new venture is co-owned by Digital Services Corporation, an affiliate of Telecom Ventures, L.L.C. Dr. Rajendra Singh, who founded and is Chairman of Telecom Ventures and Digital Services Corporation, said, "Alex's foresight in helping to shape the new electronic information age that we now live in will continue with Associated Communications."


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     Mandl, 52, was the architect of AT&T's highly successful 1994 acquisition of McCaw Cellular Communications, Inc., and headed AT&T's long distance, wireless, on-line and multimedia service businesses before being appointed AT&T's president and chief operating officer. Prior to joining AT&T in 1991, Mandl was chairman and chief executive officer of Sea-Land Services, Inc., the world's largest ocean transportation company.

     The Associated Group, Inc., is a leading telecommunications organization with ownership and operation of a variety of wireless communications businesses and interests, including True PositionTM, a provider of wireless location services, broadband wireless services, cellular telephony , enhanced specialized mobile radio, cable, and radio broadcasting.

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Photo of Alex J. Mandl available from AP PhotoExpress (photo FPS-1 of August
19).